Exhibit 10.3

RETENTION AGREEMENT

This Retention Agreement (this “Agreement”) is made and entered into on March 24, 2014 (the “Effective Date”), between Express Scripts Holding Company (the “Company”), and Edward Ignaczak (“Executive”). Unless otherwise defined herein, the terms defined in the Executive’s Employment Agreement (as defined below) shall have the same defined meanings in this Agreement.

WHEREAS, Executive occupies a key position with the Company and in order to ensure the continued effective conduct of the Company’s business, the Company desires to assure itself of the continuous services of Executive;

WHEREAS, Executive has entered into, or is entering contemporaneously herewith, an Executive Employment Agreement with the Company effective as of February 1, 2014 (the “Employment Agreement”);

WHEREAS, the Company desires to offer Executive a retention incentive to incentivize Executive to remain employed with the Company through the Retention Period (as defined below); and

WHEREAS, Executive desires to waive certain rights he may have during the Retention Period.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.	Term. This Agreement shall be in effect from the Effective Date through the later of (i) December 31, 2014 and (ii) the end of any 30-day notice period set forth in Section 3, provided that such notice is provided on or prior to December 31, 2014, in either case, unless terminated earlier by the Company or unless extended by mutual consent of the Company and Executive (the “Retention Period”).

2.	Termination by the Company for Cause; Termination by Executive Prior to November 1, 2014 or without Proper Notice. If, during the Retention Period, (a) Executive’s employment is terminated by the Company for Cause or (b) Executive terminates his employment prior to November 1, 2014 for any reason or (c) effective on or after November 1, 2014, Executive terminates his employment without providing at least 30 days prior written notice to the Company, Executive shall be entitled to receive:

(i)	The Annual Base Salary through the effective date of termination (the “Termination Date”);

(ii)	Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date; and

(iii)	Such employee benefits, if any, to which Executive may be entitled under the employee benefit plans of the Company, including (except as provided in Section 5 hereof in respect of incentive, equity or equity based awards) rights with respect to any restricted stock, stock option and other equity awards or any deferred compensation, subject to the terms and conditions of the applicable plan, award, agreement or notice, if relevant (the amounts described in clauses (i) through (iii) being referred to as the “Accrued Rights”). The Accrued Rights shall not include any bonus payments in connection with any bonus plan, policy, practice, program or award.

Following such termination of Executive’s employment hereunder pursuant to this Section 2, Executive shall have no further rights to any compensation or any other benefits under this Agreement or the Employment Agreement. Notwithstanding anything set forth herein, the Company may, at any time, terminate Executive’s employment for Cause and, following such termination, any other purported termination shall be null and void and the terms of this Section 2 shall apply.

3.	Termination by the Company Other than for Cause or Disability; Termination by Executive on or Following November 1, 2014 with Proper Notice.

During the Retention Period:

(a)	If Executive’s employment is terminated by the Company other than for Cause or Disability or Executive terminates his employment on or following November 1, 2014, but prior to the expiration of the Retention Period; provided, that the Company must provide at least 30 days prior written notice to Executive of such termination; provided, further, that Executive must provide at least 30 days prior written notice to the Company for a Termination Date following November 1, 2014, Executive shall be entitled to receive:

(i)	The Accrued Rights;

(ii)	Any Annual Bonus earned for a previously completed fiscal year but unpaid as of the Termination Date, which Annual Bonus shall be payable solely to the extent that the applicable bonus payout is approved by the Committee;

(iii)	Two million dollars ($2,000,000) (the “Retention Award”) pursuant to the terms and conditions set forth in Section 3(b) below; and

(iv)

A payment from the Company in monthly installments, beginning on the first day of the first month following the Termination Date (subject to the six-month delay described below), in an amount equal to the cost of continuing medical, dental, vision and EAP coverage under the Company’s medical, dental, vision and EAP programs under COBRA for Executive’s applicable statutory COBRA period, for Executive and any eligible dependents of Executive (including Executive’s spouse) for a total period of eighteen (18) months (the “Welfare Period”); provided that, (A) as of the Termination Date, Executive is covered under a Company plan for such medical, dental, vision and EAP coverage (as applicable), and the Company continues to offer such benefit to its rank-and-file employees who are not covered under a collective bargaining agreement, (B) with respect to the medical benefits only, if during the Welfare Period, the Company ceases to offer a medical program to its rank-and-file employees who are not covered under a collective bargaining agreement, the payment during the Welfare Period shall change to an amount equal to the monthly premium for equivalent medical insurance coverage and (C) if during the Welfare Period Executive becomes eligible, as a full-time employee, for group medical, dental, vision and EAP insurance from another employer, Executive shall forfeit (as applicable) any such future payments from the Company (collectively, the “Welfare Benefit”). Notwithstanding the foregoing, in the event such payments for continued coverage or such continued coverage itself, by reason of change in the applicable law, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision which does not result in such tax or other penalties.

(b)	The Company shall pay the Retention Award, without interest thereon (except as described in the next sentence), in eighteen (18) substantially equal monthly installments, which installments shall be payable on the first day of each month, with the first installment payable in the first full month commencing fifteen (15) days after the Termination Date (subject to the six-month delay described in the next sentence). Notwithstanding anything herein to the contrary, to the extent required to avoid any accelerated or additional tax under Section 409A of the Code, any payments otherwise due under the Retention Award and Welfare Benefit during the first six months following the Termination Date shall be accrued and paid in a lump sum on the first day of the first month which is more than six months following the Termination Date, with a reasonable rate of interest, as determined in the Company’s sole discretion, accruing from the Termination Date until the date of payment; provided, however, in no event shall the Company pay the Retention Award or the Welfare Benefit prior to the date on which the general release described in this Agreement becomes effective following Executive’s proper execution and delivery thereof. Payment of the Retention Award and Welfare Benefit is subject to deductions for customary withholdings as taxable income to Executive, including, without limitation, federal, state and local withholding taxes, social security taxes and Medicare taxes. Executive shall not be under any duty to mitigate damages in order to be eligible to receive the Retention Award.

(c)	Notwithstanding the foregoing, Executive agrees that the Company’s obligation to pay the Retention Award, the Welfare Benefit, the bonuses pursuant to Section 3(a)(ii) and Section 3(d) are contingent and conditioned upon both of the following:

(i)	Executive’s full compliance with Sections 5.1 through 5.3 and Section 5.6 of the Employment Agreement, as well as any agreements in the release described in Section 3(c)(ii) below, or of the terms and provisions of the Nondisclosure and Noncompetition Agreement or any other nondisclosure or noncompetition agreement between Executive and the Company that remains in effect. Notwithstanding anything herein, if either (A) Executive breaches any of the provisions of Sections 5.1 through 5.3 or Section 5.6 of the Employment Agreement (or any breach of any agreements in the release described in Section 3(c)(ii) below, or in the Nondisclosure and Noncompetition Agreement, or in any other nondisclosure or noncompetition agreement between Executive and the Company that was in effect as of the time of such breach), or (B) following the Termination Date the Committee becomes aware of acts or omissions by Executive during the term of Executive’s employment with the Company which would have constituted Cause, or (C) Executive, or anyone on Executive’s behalf, pursues any type of action or claim against the Company regarding this Agreement or any topic or claim covered by this Agreement, other than (i) in connection with any challenges to the validity of the release described in Section 3(c)(ii) below under the federal Age Discrimination in Employment Act as amended by the Older Worker Benefit Protection Act, (ii) in connection with the filing of a charge or complaint with or the participation in an investigation, hearing or proceeding of a government agency or (iii) as otherwise prohibited by law, then, in each case, Executive shall reimburse the Company for all compensation or other amounts previously paid, allocated, accrued, delivered or provided by the Company to Executive pursuant to Sections 3(a) and 3(d) and the Company shall be entitled to discontinue the future payment, delivery, allocation, accrual or provision of the Retention Award, the Welfare Benefit and such other compensation, including any deferred or equity compensation, as reflected in the terms of any plan, notice or agreement evidencing such other compensation, except to the extent prohibited by applicable law.

(ii)	No later than sixty (60) days after the Termination Date, Executive must execute and deliver (and not revoke) a general release releasing all claims against the Company (other than those specifically described in the below proviso) in such form and containing such terms as the Company may reasonably prescribe (and all applicable revocation periods must have expired); provided, however, that in no event shall the timing of Executive’s execution (and non-revocation) of the general release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the general release could be made in more than one taxable year, payment shall be made in the later taxable year; provided, further, that it shall not be a condition to Executive’s receipt of such payments that Executive release the Company from any of the following:

(A) the obligations of the Company described in Sections 2 or 3 of this Agreement; or

(B) any vested rights that Executive may have with respect to any benefits, rights or entitlements under the terms of any employee benefit programs of the Company to which Executive is or will be entitled by virtue of his employment with the Company or any of its subsidiaries, and nothing in the release will prohibit or be deemed to restrict Executive from enforcing his rights to any such benefits, rights or entitlements; or

(C) Executive’s right to indemnification to the extent provided in the Company’s Certificate of Incorporation and/or bylaws.

Failure or refusal by Executive to execute and deliver timely (and not revoke) such release shall release the Company from its obligations to make the payments described herein. Following such termination of Executive’s employment hereunder pursuant to this Section 3, Executive shall have no further rights to any compensation or any other benefits under this Agreement or the Employment Agreement.

(d)	If Executive’s employment under this Agreement is terminated pursuant to Section 3(a), Executive shall be entitled to receive an amount (to the extent such amount is approved for payout by the Committee and the Board in their sole discretion) equal to the Annual Bonus that Executive would have been entitled to receive for the year in which the Termination Date occurs (the “Termination Year”) had Executive remained employed through the end of such year, which amount, determined based on the Company’s actual performance for such year relative to the performance goals applicable to Executive, shall be prorated for the portion of the Termination Year in which Executive was employed by the Company (the “Pro Rata Bonus”) and shall be payable in a lump sum at the same time bonuses are paid to other senior executives under the Annual Bonus Plan, but in no event later than March 15th of the year following the Termination Year.

4.	Waiver of Good Reason. During the Retention Period, no payments or benefits (other than set forth in Sections 2 and 3 hereof, as applicable) shall be payable to Executive under this Agreement or the Employment Agreement (including Sections 4.1 and 4.2 of the Employment Agreement) upon Executive’s resignation from employment for any reason, including without limitation for any reasons which may constitute Good Reason pursuant to the terms of the Employment Agreement or any other agreement, plan or policy pursuant to which Executive is a party to or participates.

5.	Bonus and Equity Award Treatment. Except as provided in Section 3 of this Agreement, no additional payments or benefits shall be paid or provided to Executive upon termination of Executive’s employment by the Company other than for Cause during the Retention Period, and such termination shall be treated as a termination by Executive other than for Good Reason under all agreements, plans or policies of the Company and its affiliates, including all incentive, equity and equity-based plans or award agreements; provided, however, that in respect of any equity or equity-based awards, this provision shall be of no effect on or after a Change in Control.

6.	No Effect. Except as set forth in this Agreement, this Agreement shall not affect the respective rights and obligations of the Company and Executive set forth in the Employment Agreement. Where there is a conflict between the terms of the Employment Agreement and the terms of this Agreement, the terms of this Agreement shall govern.

7.	Amendment. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

8.	Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its respective successors and assigns. Except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to conflicts of laws principles thereof.

10.

Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement and any other plans or arrangements in which Executive participates (together, the “Arrangements”) comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, the Arrangements shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained therein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under the Arrangements which are subject to Section 409A of the Code until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing under any Arrangements, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, (a) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Arrangements during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death), (b) no Change in Control shall be deemed to have occurred thereunder unless such Change in Control constitutes a change in control event for purposes of Section 409A of the Code and (c) references to a termination on account of disability shall be deemed to refer to a “disability” for purposes of section 409A of the Code. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in the Arrangements will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXPRESS SCRIPTS HOLDING COMPANY

By:	/s/ Sara Wade
Name:	Sara Wade
Title:	Senior Vice President & Chief Human Resources Officer

EXECUTIVE

/s/ Edward Ignaczak
Edward Ignaczak